Exhibit 99.1

Contacts:	Nick Venuto	Kelly Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4688
kgann@nanogen.com

NANOGEN ENTERS ASSET PURCHASE AGREEMENT WITH ELITECH

Files Voluntary Chapter 11 Petition; Molecular and

POC Businesses Remain Fully Operational

SAN DIEGO (May 14, 2009) – Nanogen, Inc. (Pink Sheets: NGEN), developer of molecular and rapid diagnostic products, today announced that it has executed an asset purchase agreement with The Elitech Group (“Elitech”), a privately held diagnostics company, to acquire substantially all of the assets of Nanogen. As part of the sale, Nanogen filed a voluntary petition under chapter 11 of title 11 of the United States Code in the Bankruptcy Court for the District of Delaware, including a motion seeking bankruptcy court approval of the sale, subject to a court-supervised auction pursuant to Section 363 of the Bankruptcy Code and designating Elitech as the stalking horse bidder. The auction bidding procedures, if approved, would require interested parties to submit higher and better binding offers to acquire all of the Company’s assets within approximately 30 days, and, assuming any qualified overbids are submitted, an auction would be held within approximately one week of the bid deadline.

The filing does not affect the operations of Nanogen Advanced Diagnostics, Srl (NAD), the Company’s European affiliate located in Milan, Italy, or NAD’s creditors and lenders as NAD is not a party to the Company’s bankruptcy filing. Under the asset purchase agreement, Elitech will acquire ownership of NAD.

Nanogen has agreed to sell substantially all of its assets to Elitech for a purchase price of $25.7 million. The sale is subject to customary closing conditions, approval of the Bankruptcy Court and the auction process in which the Company will seek competing bids to achieve the highest price possible for the assets. The Company will continue to manage and operate its businesses and assets during the pendency of the sales process, subject to the supervision of the Bankruptcy Court.

In conjunction with the filing, Nanogen is seeking customary authority from the Bankruptcy Court that will enable it to continue operations and deliver products to customers in the ordinary course of business and without interruption. The requested approvals include requests for the authority to make wage and salary payments, continue various benefits for employees, and honor basic terms of business for its customers. In addition, Nanogen expects to honor its obligations to its vendors and other business partners for goods and services received after the bankruptcy filing.

On January 21, 2009, Nanogen announced that it would seek alternatives to the previously announced share exchange agreement with Elitech. Despite extensive and thorough efforts by the Company and its advisors, the Company was unable to secure sufficient working capital or alternative corporate transactions to enable the Company to service its debt obligations and fund its operations. The Company’s management believes that filing for relief under Chapter 11 and the proposed sale of its businesses are in the best interest of the Company, as well as its partners, vendors, customers and creditors.

The Company will not have sufficient proceeds to permit distributions of cash or other property to its holders of common stock unless the Company succeeds in selling its assets for an amount significantly in excess of the amount contemplated by the asset purchase agreement with Elitech.

About Nanogen, Inc.

Nanogen provides innovative, high quality diagnostic products to clinicians, physicians and researchers worldwide, making it easier to predict, diagnose and, ultimately, help treat disease in a timely fashion. The Company’s products include molecular diagnostic kits and reagents and kits for rapid, point-of-care diagnostic tests. Nanogen has pioneered research in areas involving nanotechnology, biomarkers, and molecular biology to bring better results to diagnostics and healthcare. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward looking statements contained in this press release include statement which may be preceded by the words “plan,” “will,” “expect,” “believe,” or similar words. Such statements are based upon current expectations and involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward–looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: the Company’s ability to fund its working capital needs from cash receipts during the Chapter 11 process; operate pursuant to the terms of the asset purchase agreement with Elitech; obtain bankruptcy court approval of the asset purchase agreement with Elitech and consummate the agreement in a timely manner; complete the Chapter 11 process, including the auction of the assets of the Company, in a timely manner; continue to operate in the ordinary course and manage its relationships with its creditors, noteholders, vendors, employees and customers given the Company’s financial condition; limit the amount of time the Company’s management and officers devote to restructuring, in order to allow them to run the business and retain key managers and employees, and other risk factors described in detail in our most recent periodic reports most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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